Exhibit 99.1

MINUTES OF THE ANNUAL MEETING OF MEMBERS
OF
IOWA RENEWABLE ENERGY, LLC

Held: April 5, 2008

Pursuant to the call of the board of directors of Iowa Renewable Energy, LLC (the “Company”), the Company’s Articles of Organization and the Amended and Restated Operating Agreement (the “Operating Agreement”), the 2008 Annual Meeting of the Company’s members was held at 1:30 p.m. on Saturday, April 5, 2008 at the KC Hall in Washington, Iowa. On or about February 18, 2008, and subsequently on or about February 28, 2008, the Company mailed the Notice of Annual Meeting of Members and Notice Regarding the Internet Availability of Proxy Materials for the Member Meeting to all members of record as of the close of business on February 15, 2008. Pursuant to the “Notice and Access” proxy rules of the SEC, a proxy card was also included in the February 28, 2008 mailing. The meeting was held for the following purposes:

1.	To elect three (3) Group I directors to the board of directors; and

2.	Transact such other business as may properly come before the meeting.

Membership units were represented in person or by proxy for 41.4%, 10,902 Units, of our outstanding membership units. A quorum, which is equal to 25% of the outstanding membership units, was found to be present at the meeting.

Chairman Michael Bohannan called the meeting to order and presided during its deliberations. Richard Gallagher acted as Secretary of the meeting. The inspector of elections, Mark Messer, was charged with counting the ballots and proxies for all matters voted upon at the meeting. The Company’s administrative assistant, Linda Krantz, supervised and assisted with the counting of the ballots.

Chairman Michael Bohannan described the matter of the election of the directors. He reported that Edwin Hershberger, John Heisdorffer, William Horan and Jim Hanshaw were standing for election for the three open Group I director positions.

The polls were closed while the ballots of the members present at the meeting were counted together with the proxies cast prior to the meeting by the members unable to attend. All ballots and proxies were counted by the inspector of elections, Mark Messer. Linda Krantz supervised and assisted with the counting of the ballots

Next, a representative of Renewable Energy Group (“REG”), the Company’s management and marketing company, made a presentation regarding REG, the services it provides to the Company, and its strategies for the 2008 fiscal year. At the conclusion of these presentations, Chairman Michael Bohannan and the remaining directors present accepted and responded to questions from the members present at the meeting.

Following the presentation, Michael Bohannan received the report of the inspector of elections. He announced that Edwin Hershberger, John Heisdorffer and William Horan were duly elected to serve on the board of directors as a Group I director beginning immediately.

The results of the director election are below. The three directors receiving the most affirmative votes were elected to fill the Group I director positions.

	Affirmative	Against	Abstain
Edwin Hershberger	7237	75	715
John Heisdorffer	6613	300	665
William Horan	5872	565	850
Jim Hanshaw	5781	1457	690

There being no other business, the meeting was adjourned.

Certified by:

/s/ Richard Gallagher
Richard Gallagher, Secretary

Attested by:

/s/ Michael Bohannan
Michael Bohannan, Chairman